Axos Financial, Inc. Reports Record First Quarter Fiscal 2022 Results
Diluted Earnings Per Share in First Quarter 2022 up 12.5% Year-Over-Year

SAN DIEGO, CA – (BUSINESS WIRE) – October 28, 2021 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced unaudited financial results for the first quarter ended September 30, 2021. Net income was $60.2 million, an increase of 13.6% from $53.0 million for the quarter ended September 30, 2020. Earnings attributable to Axos’ common stockholders was $60.2 million or $0.99 per diluted share for the first quarter of fiscal 2022, an increase of 13.7% from $52.9 million and 12.5% from $0.88 per diluted share for the first quarter of fiscal 2021.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which exclude non-cash amortization expenses and non-recurring costs related to mergers and acquisitions, and other non-recurring costs increased 13.5% to $62.2 million and 13.2% to $1.03, respectively, for the quarter ended September 30, 2021 compared to $54.8 million and $0.91, respectively, for the quarter ended September 30, 2020.
First Quarter Fiscal 2022 Financial Summary

	Three Months Ended September 30,
(Dollars in thousands, except per share data)	2021	2020	% Change
Net interest income	$146,642	$127,327	15.2%
Non-interest income	$26,702	$35,855	(25.5)%
Net income	$60,210	$53,022	13.6%
Adjusted earnings (Non-GAAP)[1]	$62,228	$54,841	13.5%
Net income attributable to common stockholders	$60,210	$52,945	13.7%
Diluted EPS	$0.99	$0.88	12.5%
Adjusted EPS (Non-GAAP)[1]	$1.03	$0.91	13.2%
[1] See “Use of Non-GAAP Financial Measures”

“We generated strong loan growth while increasing our net interest margins,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Net loans increased by $464.2 million, or 16.3% annualized, as a result of robust originations in auto, single family mortgage, and C&I lending. Our net interest margin increased 30 basis points linked quarter and 38 basis points year-over-year to 4.22%. We continue to maintain strong asset yields and reduce our funding costs. With over $3.6 billion of non-interest bearing deposits and the addition of the Axos Advisor Services (“AAS”) RIA custody business, we are well positioned to grow net interest income, fee income and net interest margin, irrespective of the interest rate environment.”

“We continue to generate strong profitability and returns, as reflected by our 1.66% return on assets, 16.2% return on equity and 39.9% efficiency ratio for the banking business segment this quarter,” stated Derrick Walsh, Executive Vice President and Chief Financial Officer of Axos. “Excluding one-time expenses related to the E*TRADE Advisor Services (“EAS”) acquisition, which was rebranded as AAS post-close, Axos Clearing posted a pretax profit of $1.5 million in the three months ended September 30, 2021. Our credit quality remains strong, with only 1 basis point of net annualized charge-offs and 94 basis points of non-performing assets comprised of primarily low LTV loans secured by real estate.”

Other Highlights
•Net loans totaled $11.9 billion at September 30, 2021, an increase of $464.2 million from $11.4 billion at June 30, 2021
•Completed the acquisition of EAS on August 2, 2021
•Net interest margin was 4.22% compared to 3.84% in the three months ended September 30, 2020; average cost on all checking and savings deposits of 0.15% compared to 0.41% in the three months ended September 30, 2020
•Return on average common stockholders’ equity was 16.20% for the three months ended September 30, 2021 compared to 17.26% for the comparable period one year ago
•Net annualized charge-offs to average loans was 1 basis point, down from 7 basis points for the three months ended September 30, 2020
•Book value increased to $24.52 per share, up from $20.80, or 17.9% at September 30, 2020

First Quarter Fiscal 2022 Income Statement Summary
For the three months ended September 30, 2021, Axos net income attributable to common stockholders was $60.2 million or $0.99 per diluted common share compared to $52.9 million, or $0.88 per diluted share for the three months ended September 30, 2020. Net interest income increased $19.3 million or 15.2% for the three months ended September 30, 2021 compared to the three months ended September 30, 2020, due to an increase in average earning assets and a reduction in the rates paid on interest-bearing demand and savings deposits due to decreases in market deposit rates across the industry.
The provision for credit losses was $4.0 million for the three months ended September 30, 2021 compared to $11.8 million for the three months ended September 30, 2020 primarily due to a $6.5 million additional reserve on Refund Advance loans in the three months ended September 30, 2020, which did not recur due to the Bank’s termination of income tax products.
For the three months ended September 30, 2021, non-interest income was $26.7 million compared to $35.9 million for the three months ended September 30, 2020. The $9.2 million decrease was primarily the result of a $14.3 million decrease in mortgage banking income and a $2.2 million decrease in banking and service fees, partially offset by an increase of $6.1 million in broker-dealer fee income driven by the acquisition of EAS and an increase of $1.6 million in prepayment penalty fee income. The decrease in mortgage banking revenue was due to the year-over-year decline in mortgage refinance volume.
Non-interest expense, comprised of various operating expenses, increased $8.9 million to $84.4 million for the three months ended September 30, 2021 from $75.5 million for the three months ended September 30, 2020. The change was primarily driven by increases of $4.2 million in data processing, $2.2 million in other general and administrative and $2.1 million in salary and payroll costs as a result of AAS headcounts acquired during the three months ended September 30, 2021.
Balance Sheet Summary
Axos’ total assets increased $0.6 billion, or 4.5%, to $14.9 billion, at September 30, 2021, from $14.3 billion at June 30, 2021, primarily due to an increase of $0.5 billion in loans held for investment and $0.2 billion in cash, partially offset by a decrease of $0.2 billion in securities borrowed. Total liabilities increased by $0.5 billion, or 4.5%, to $13.4 billion at September 30, 2021, from $12.9 billion at June 30, 2021, primarily due to an increase in deposits of $0.9 billion, partially offset by a decrease of $0.2 billion in securities loaned. Stockholders’ equity increased by $0.1 billion, or 4.1%, to $1.5 billion at September 30, 2021 from $1.4 billion at June 30, 2021. The increase was primarily the result of net income of $60.2 million.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 10.14% at September 30, 2021. At September 30, 2020, the Tier 1 core capital to adjusted average assets ratio was 8.83%.

Conference Call
A conference call and webcast will be held on Thursday, October 28, 2021 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live, and both the webcast and the earnings supplement may be accessed at Axos’ website, investors.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until November 28, 2021, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13723822.

About Axos Financial, Inc. and Subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. (“Axos”) and its wholly owned subsidiaries, Axos Bank (the “Bank”) and Axos Nevada Holding, LLC (the “Axos Nevada Holding” and collectively, the “Company”). Axos Nevada Holding wholly owns its subsidiary Axos Securities, LLC, which wholly owns subsidiaries Axos Clearing LLC, a clearing broker dealer, Axos Invest, Inc., a registered investment advisor, and Axos Invest LLC, an introducing broker dealer. With approximately $14.9 billion in consolidated assets, Axos Financial, Inc. through Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division AAS), with approximately $41 billion of assets under custody and/or administration, and Axos Invest, Inc., provide comprehensive securities clearing and custody services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, the KBW Nasdaq Financial Technology Index, and the Travillian Tech-Forward Bank Index. For more information on Axos Financial, Inc. please visit investors.axosfinancial.com.
Segment Reporting
The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations.
The following tables present the operating results of the segments:

	Three Months Ended September 30, 2021
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$142,241	$6,176	$(1,775)	$146,642
Provision for credit losses	4,000	—	—	4,000
Non-interest income	14,828	13,106	(1,232)	26,702
Non-interest expense	62,725	19,273	2,433	84,431
Income before taxes	$90,344	$9	$(5,440)	$84,913

	Three Months Ended September 30, 2020
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$123,008	$4,894	$(575)	$127,327
Provision for credit losses	11,800	—	—	11,800
Non-interest income	30,212	5,784	(141)	35,855
Non-interest expense	61,217	11,352	2,977	75,546
Income before taxes	$80,203	$(674)	$(3,693)	$75,836

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related costs and other costs (unusual or non-recurring charges). Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. We believe excluding the non-recurring acquisition related costs and other costs (unusual or non-recurring) provides investors with an alternative understanding of Axos’ core business.
Below is a reconciliation of net income, the nearest compatible GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended September 30,
(Dollars in thousands, except per share amounts)	2021	2020
Net income	$60,210	$53,022
Acquisition-related costs	2,846	2,602
Income taxes	(828)	(783)
Adjusted earnings (Non-GAAP)	$62,228	$54,841
Adjusted EPS (Non-GAAP)	$1.03	$0.91
We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity, the nearest compatible GAAP measure, to tangible book value per common share (Non-GAAP) as of the dates indicated:

	September 30,
(Dollars in thousands, except per share amounts)	2021	2020
Total stockholders’ equity	$1,458,621	$1,236,965
Less: preferred stock	—	5,063
Common stockholders’ equity	1,458,621	1,231,902
Less: mortgage servicing rights, carried at fair value	18,438	12,130
Less: goodwill and other intangible assets	164,944	122,817
Tangible common stockholders’ equity (Non-GAAP)	$1,275,239	$1,096,955
Common shares outstanding at end of period	59,494,633	59,215,934
Tangible book value per common share (Non-GAAP)	$21.43	$18.52

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises and the anticipated timing and financial performance of other offerings, initiatives, and acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation uncertainties surrounding the severity, duration, and effects of the COVID-19 pandemic, Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate, risks associated with credit quality, the outcome and effects of pending class action litigation filed against the Company and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	September 30, 2021	June 30, 2021	September 30, 2020
Selected Balance Sheet Data:
Total assets	$14,906,750	$14,265,565	$13,382,238
Loans—net of allowance for credit losses	11,879,021	11,414,814	10,925,450
Loans held for sale, carried at fair value	33,344	29,768	89,454
Loans held for sale, lower of cost or fair value	11,949	12,294	14,729
Allowance for credit losses - loans	136,778	132,958	132,915
Securities—trading	1,941	1,983	423
Securities—available-for-sale	135,996	187,335	203,931
Securities borrowed	457,282	619,088	263,470
Customer, broker-dealer and clearing receivables	427,169	369,815	283,125
Total deposits	11,747,442	10,815,797	10,555,658
Advances from the FHLB	157,500	353,500	242,500
Borrowings, subordinated notes and debentures	255,896	221,358	453,843
Securities loaned	539,505	728,988	315,976
Customer, broker-dealer and clearing payables	510,040	535,425	369,428
Total stockholders’ equity	1,458,621	1,400,936	1,236,965

Capital Ratios:
Equity to assets at end of period	9.78%	9.82%	9.24%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	9.19%	8.82%	8.52%
Common equity tier 1 capital (to risk-weighted assets)	10.79%	11.36%	11.08%
Tier 1 capital (to risk-weighted assets)	10.79%	11.36%	11.13%
Total capital (to risk-weighted assets)	13.10%	13.78%	14.39%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	10.14%	9.45%	8.83%
Common equity tier 1 capital (to risk-weighted assets)	11.89%	12.28%	11.52%
Tier 1 capital (to risk-weighted assets)	11.89%	12.28%	11.52%
Total capital (to risk-weighted assets)	12.80%	13.21%	12.55%
Axos Clearing, LLC:
Net capital	$39,663	$35,950	$34,322
Excess capital	$31,435	$27,904	$28,830
Net capital as a percentage of aggregate debit items	9.64%	8.94%	12.50%
Net capital in excess of 5% aggregate debit items	$19,092	$15,836	$20,590

AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended
	September 30,
	2021	2020
Selected Income Statement Data:
Interest and dividend income	$158,310	$149,889
Interest expense	11,668	22,562
Net interest income	146,642	127,327
Provision for credit losses	4,000	11,800
Net interest income after provision for credit losses	142,642	115,527
Non-interest income	26,702	35,855
Non-interest expense	84,431	75,546
Income before income tax expense	84,913	75,836
Income tax expense	24,703	22,814
Net income	$60,210	$53,022
Net income attributable to common stock	$60,210	$52,945

Per Common Share Data:
Net income:
Basic	$1.01	$0.89
Diluted	$0.99	$0.88
Adjusted earnings (Non-GAAP)	$1.03	$0.91
Book value	$24.52	$20.80
Tangible book value (Non-GAAP)	$21.43	$18.52

Weighted average number of common shares outstanding:
Basic	59,390,846	59,509,320
Diluted	60,644,288	59,926,784
Common shares outstanding at end of period	59,494,633	59,215,934
Common shares issued at end of period	68,370,617	67,622,935

Performance Ratios and Other Data:
Loan originations for investment	$2,092,279	$1,330,812
Loan originations for sale	$209,967	$440,804
Return on average assets	1.66%	1.56%
Return on average common stockholders’ equity	16.20%	17.26%
Interest rate spread[1]	4.04%	3.62%
Net interest margin[2]	4.22%	3.84%
Net interest margin[2] – Banking Business Segment only	4.48%	3.91%
Efficiency ratio[3]	48.71%	46.30%
Efficiency ratio[3] – Banking Business Segment only	39.93%	39.95%

Asset Quality Ratios:
Net annualized charge-offs to average loans	0.01%	0.07%
Non-performing loans to total loans	1.12%	1.56%
Non-performing assets to total assets	0.94%	1.33%
Allowance for credit losses to total loans held for investment at end of period	1.14%	1.20%
Allowance for credit losses to non-performing loans	101.97%	77.23%

1.    Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2.    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.